Exhibit 99.1

IMMEDIATE RELEASE CONTACTS:	July 27, 2009
Brent Larson, Vice President / CFO 614 822 2330	Tim Ryan, The Shoreham Group 646 342 6199

NEOPROBE TO RECEIVE $3.5 MILLION FROM MONTAUR WARRANT EXERCISE
RIGS Biologic Development Initiative Commenced

DUBLIN, OHIO – July 27, 2009 — Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced that Platinum-Montaur Life Sciences, LLC (“Montaur”) agreed to exercise all 6 million of its Class Y warrants, which had an expiration date of December 5, 2013, to purchase common shares of Neoprobe Corporation. The exercise of the warrants will occur in two tranches of $1.6 million, which has occurred, and $1.85 million, which will occur no later than September 30th, providing Neoprobe with a total of $3.45 million in gross proceeds. In addition, Neoprobe and Montaur agreed to amend the $7 million secured note issued to Montaur in December 2007 to grant Montaur conversion rights with respect to the $3.5 million portion of the note that was previously unconvertible.  The newly convertible $3.5 million portion will be convertible into 3.6 million shares of Neoprobe common stock. Montaur also agreed to remove the price-based anti-dilution adjustment provisions of the notes, preferred stock and warrants issued to Montaur that have created a significant non-cash derivative liability on the Company’s balance sheet. In conjunction with this transaction, Neoprobe issued Montaur a warrant to purchase 2.4 million shares of Neoprobe common stock at an exercise price of $0.97 per share. The pricing of the new conversion shares and warrants was based upon the market price of Neoprobe common stock on July 16th when Neoprobe and Montaur agreed in principle to the terms of the transaction.

David Bupp, Neoprobe’s President and CEO, said, “Neoprobe is pleased to announce the completion of the financial transaction with Montaur. The additional financial resources provided by the exercise of the warrants assure the financial resources to complete the development of Lymphoseek® and to prepare for the commencement of a new Phase 3 evaluation of the RIGS® technology. Based on the current feedback from the EMEA, should the prospective Phase 3 study for RIGS replicate the results of the previous Phase 3 study, then the safety and efficacy portion of the regulatory submission would be satisfied. We are initiating the manufacturing initiatives for the RIGS technology consistent with the most recent favorable scientific advice assessment received from the EMEA while we await a review of the RIGS program by FDA. In addition, the amendments to the financing agreements will permit the elimination of the majority of the Company’s derivative liabilities in the third quarter.”

Mark Nordlicht, Chairman and Chief Investment Officer of Platinum Management LLC, the parent of Montaur, added, “Since our initial investment, the Company has successfully completed a Phase 3 evaluation of Lymphoseek in breast cancer and melanoma patients and our warrant exercise affords them the resources to complete the Lymphoseek development program and to prepare and submit the regulatory submissions to secure marketing clearances for Lymphoseek from FDA and EMEA. Further, they now have adequate financing to complete the development work on the RIGS antibody scale-up to ensure adequate supplies of clinical grade material sufficient to execute the remaining Phase 3 study of the RIGS technology in colorectal cancer.”

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NEOPROBE CORPORATION
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Michael Goldberg, M.D., Principal, Montaur Capital Partners, LLC and Portfolio Manager of Montaur, said, “Neoprobe has represented an excellent investment opportunity; however, we believe the Company’s current market value significantly undervalues its portfolio of assets. We have encouraged Neoprobe management to assess its strategic options with an investment bank to better explore ways to enhance shareholder value.”

Lymphoseek is a proprietary radioactive tracing agent being developed for use in connection with gamma detection devices in a surgical procedure known as Intraoperative Lymphatic Mapping.  A Phase 3 multi-center clinical trial for Lymphoseek in patients with breast cancer or melanoma has been successfully completed and a protocol for a second Phase 3 clinical study to evaluate the efficacy of Lymphoseek as a sentinel lymph node tracing agent in patients with head and neck squamous cell carcinoma has been initiated at clinical sites. The RIGS system is a proprietary technology that utilizes tumor specific radiolabeled antibodies that localize to disease involved tissue and where the tissue is identified during the course of a patient’s cancer surgery.

About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients.  Neoprobe currently markets the neoprobe® GDS line of gamma detection systems that are widely used by cancer surgeons.  In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR.  Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT.  Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.  www.neoprobe.com

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.